QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN

ORIENTAL FINANCIAL GROUP, INC.

AND

MR. JOSE RAFAEL FERNANDEZ

    AGREEMENT made as of the 16th day of February, 2001, by and between ORIENTAL FINANCIAL GROUP, INC., a financial bank holding company which has its principal office in San Juan, Puerto Rico (sometimes hereinafter referred to as the "OFS") and MR. JOSE RAFAEL FERNANDEZ (sometimes hereinafter referred to as the "Executive Officer").

WITNESSETH:

    WHEREAS, Mr. José Rafael Fernández has been an executive officer of OFG and of Oriental Financial Services, Corp. ("OFS") a wholly-owned subsidiary of OFG, since June, 1991 and the retention of his services for and on behalf of OFG is of material importance to the preservation and enhancement of the value of OFG's business;

    WHEREAS, OFG and the Executive Officer desire to enter into this Agreement;

    NOW THEREFORE, in consideration of the mutual covenants set forth, OFG and the Executive Officer do hereby agree as follows:

  1. TERM OF EMPLOYMENT

    1.1 OFG hereby employs Mr. José Rafael Fernández as Senior Executive Vice President of OFG and President of OFS as hereinafter provided, and the Executive Officer hereby accepts said employment and agrees to render such services to OFG on the terms and conditions set forth in this Agreement for a term of forty two (42) months commencing January 1, 2001, (the "Effective Date") and terminating June 30, 2004, unless further extended or sooner terminated in accordance with the terms and conditions hereinafter set forth.

    On each anniversary of the Effective Date, one additional year shall be added to the remaining term of this Agreement, unless, not less than one hundred twenty (120) days in advance of the anniversary date on which this Agreement would otherwise be extended, either party delivers written notice to the other party that such extension will not occur. Any such written notice shall not affect any prior extensions of the term of employment hereunder.

    1.2 During the term of this Agreement, the Executive Officer shall devote his best efforts to performing such services for OFG as may be consistent with his title of Senior Executive Vice President of OFG and President of OFS and those which from time to time may be assigned to him by Board of Directors of OFG.

    1.3 The services of the Executive Officer to OFG shall be rendered principally in the Commonwealth of Puerto Rico, but he shall do such traveling on behalf of OFG as may be reasonably required by his duties.

    1.4 (a) The Executive Officer shall have the authority, in consultation with OFG's Chief Executive Officer, to make all determinations concerning hiring, dismissal and compensation for all classes of employees of OFS, which determinations shall be in accordance with the policies for such hiring, dismissal and compensation established by the Board of Directors of OFG from time to time and in accordance with applicable laws and the rules and regulations of the Federal Reserve Board (the "FRB").

        (b) The Executive Officer shall be responsible for the establishment of OFS' yearly performance goals and for the development of a business strategy to achieve such goals, taking into consideration that OFS' goals and business strategy must be in accordance with OFG's institutional vision and performance targets. It is understood and agreed that in order to achieve the above, direct reporting and communications channels will be maintained between the Executive Officer and the Chief Executive Officer of OFG.

        (c) The Executive Officer shall be responsible for all operations of OFS and will have the primary authority to determine the manner in which the established business strategy will be implemented. The Executive Officer is hereby granted all the required power and authority to implement the established business strategy for OFS and supervise all of its operations, without intervention from others.

  2. COMPETITIVE ACTIVITIES:

    2.1 The Executive Officer agrees that during the term of this Agreement and for one (1) year after its termination for other than under the provisions of Section 6.8 hereto, except with the express written consent of the Board of Directors of OFG, he will not, directly or indirectly, engage or participate in, become an employee, consultant, director of, or render advisory or other services for, or in connection with, or become interested in, or make financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of OFG or any of its operating subsidiaries; provided, however, that the Executive Officer shall not thereby be precluded or prohibited from owning passive investments including investments in the securities of other financial institutions, so long as such ownership does not require him to devote substantial time to management or control of the business or activities in which he has invested.

    2.2 The Executive Officer agrees and acknowledges that during the time that he is employed by OFG, he will maintain an intimate knowledge of the activities and affairs of OFG including trade secrets and other confidential matters. As a result, and also because of the special, unique, and extraordinary services that the Executive Officer is capable of performing for OFG or one of its competitors, the Executive Officer recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. Therefore, if during the term of this Agreement, and for one (1) year after its termination for other than under the provisions of Section 6.8 hereto, the Executive Officer renders services to a competitor of OFG other than as authorized pursuant to Section 2.1 hereof, OFG shall be entitled to immediate injunctive or other equitable relief to restrain the Executive Officer from rendering his services to the competitor of OFG, in addition to any other remedies to which OFG may be entitled under law.

  3. COMPENSATION AND REIMBURSEMENT OF EXPENSES:

    3.1  Compensation.  OFG will compensate and pay for the Executive Officer's services during the term of this Agreement a minimum base salary of two hundred thousand dollars ($200,000) from January 1, 2001 through June 30, 2002, two hundred fifty thousand dollars ($250,000) from July 1st, 2002 through June 30, 2003 and two hundred eighty five thousand dollars ($285,000) from July 1st, 2003 through June 30, 2004. The Executive Officer's minimum salary for any extension of the term of this Agreement shall be mutually agreed by OFG and the Executive Officer, provided, however, that at no time shall such base salary be reduced below the minimum amount set forth above for the third year of this Agreement.

    3.2  Car Allowance.  OFG shall provide the Executive Officer an annual car allowance in the sum of thirty thousand dollars ($30,000) from which the Executive Officer shall pay all his car related expenses, such as car lease payment insurance, repairs, maintenance, gasoline, and related equipment such as a car installed cellular phone.

    3.3  Minimum Base Salary Increases.  OFG and the Executive Officer may agree to increases in the annual minimum base rate of salary from time to time, which increases thereafter shall constitute part of the Executive Officer's base salary for purposes of this Agreement; provided, however, that any bonuses awarded by OFG to the Executive Officer from time to time, shall not constitute part of the base salary for purposes of this Agreement.

    3.4  Memberships and Professional Expenses.  OFG shall provide the Executive Officer with an annual allowance in the sum of six thousand dollars ($6,000) during the first year of the term of this Agreement and of ten thousand dollars ($10,000) per year from January 1, 2002 to the expiration of the term of this Agreement. From such allowance the Executive Officer shall pay the membership expenses for such social and business clubs and professional or training expenses which in his judgement are reasonably appropriate to the performance of the duties of the Executive Officer pursuant to this Agreement. Such membership shall be maintained in the name of the Executive Officer.

    3.5  Reimbursement of Expenses.  Not less frequently than monthly, OFG shall pay for or reimburse the Executive Officer for all reasonable travel and other expenses incurred by the Executive Officer in the performance of his duties under this Agreement, including, without limiting the generality of the foregoing, the allowance and reimbursable expenses provided for in Section 3.2 and 3.4 herein above.

    3.6  Office.  OFG shall furnish the Executive Officer with a private office, all necessary secretarial services and such other assistance and accommodations as shall be suitable to the character of the Executive Officer's position with OFG and adequate for the performance of his duties hereunder.

    3.7  Vacation.  The Executive shall be entitled to twenty (20) days of paid vacation each year during the term of this Agreement.

    3.8  Bonus.  During the term of this Agreement the Executive Officer shall be entitled to annual performance bonus of not less than $100,000. During the term of this Agreement, the performance bonus shall be paid to the Executive Officer not latter than April 15 of each year, commencing with the year 2002, and shall be subject only to OFG's reporting net earnings for the fiscal year immediately preceding the date in which performance bonuses are normally paid to OFG's executive officers.

  4. DISABILITY

    4.1 If the Executive Officer shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, and so long as such disability continues, the Executive Officer shall, subject to the provisions of Section 6.2 and 6.3 hereof, continue to receive his full compensation for a period not to exceed the remaining term of this Agreement.

    4.2 There shall be deducted from the amounts paid to the Executive Officer hereunder during any period of disability or incapacitation, as described in Section 4.1 hereof, any amounts actually paid to the Executive Officer pursuant to any disability insurance or other similar such programs which OFG has instituted or may institute on behalf of its employees for the purpose of providing compensation in the event of disability.

  5. ADDITIONAL COMPENSATION AND BENEFITS

    5.1 During the term of this Agreement, the Executive Officer will be entitled to participate in, and receive the benefits of, any stock option plan, profit sharing plan or other plans, benefits and privileges given to employees and executives of OFG or its subsidiaries and affiliates which may now exist or come into existence hereinafter, to the extent commensurate with his then duties and responsibilities, as fixed by OFG's Board of Directors, and, to the extent that the Executive Officer is otherwise eligible and qualifies, to so participate in, and receive such benefits or privileges. OFG shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive Officer's rights or benefits thereunder, unless such change or changes are made pursuant to a program applicable to all executives of OFG and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive Officer as compared to any executive officer of OFG. Nothing paid to the Executive Officer under any plan or arrangement presently in effect or made available in the future shall be deemed in lieu of the salary payable to the Executive Officer pursuant to Section 3.1 hereof.

    5.2 For each fiscal year during the term of this Agreement starting with the fiscal year ending on June 30, 2001, the Executive Officer shall be granted options to purchase not less than 20,000 shares of the stock of OFG (the "Options"). The options may be exercised by the Executive Officer during a period commencing on the first and ending on the tenth anniversary of this Agreement, provided that the options may be exercised on an earlier date in the event of a change of control of OFG as such term is defined in section 6.8(b) hereunder or if the Executive Officer becomes disabled, dies or retired from employment with OFG.

    5.3 The Options shall survive one (1) year after termination of this Agreement, unless said termination is pursuant to Sections 6.1, 6.5 or 6.6 hereto. The number of shares that the Executive Officer has a right to acquire pursuant to the options shall be adjusted proportionately to avoid any form of dilution, including but not limited to increases in the number of shares of stock of OFG issued and outstanding due to stock splits, stock dividends, cash dividends or additional authorizations of issuance of stock.

  6. TERMINATION

    6.1 The Board of Directors of OFG shall have the right, at any time upon prior written Notice of Termination satisfying the requirements of Section 6.8(c) hereunder, to terminate the Executive Officer's employment hereunder, including termination for just cause. For the purpose of this Agreement, "termination for just cause shall mean termination for the willful and continued failure of the Executive Officer to perform his duties under this Agreement or the willful engaging by the Executive Officer in illegal conduct or gross misconduct materially injurious to OFG, as determined by a court of competent jurisdiction or a federal or state regulatory agency having jurisdiction over OFG. For purposes of this paragraph, no act, or failure to act, on the Executive Officer's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of OFG; provided that any act or omission to act on the Executive Officer's behalf in reliance upon an opinion of counsel to OFG shall not be deemed to be willful.

    6.2 In the event employment is terminated for just cause pursuant to Section 6.1 hereof, the Executive Officer shall have no right to compensation or other benefits for any period after such date of termination. If the Executive Officer is terminated by OFG other than for just cause pursuant to Section 6.1 hereof and other than in connection with a change of control of OFG, as defined herein, the Executive Officer's right to compensation and other benefits under this Agreement shall be as set forth in Sections 6.8(e) and (f) hereof. In the event that (i) there occurs a change in control of OFG, as defined herein, or (ii) the Executive Officer employment is terminated by OFG other than for just cause pursuant to Section 6.1 hereof in contemplation of a change of control of OFG, as defined herein, the Executive Officer's right to compensation and other benefits under this Agreement shall be as set forth in Sections 6.8(d) and (f) hereof.

    6.3 The Executive Officer shall have the right, upon prior written Notice of Termination of not less than thirty (30) days satisfying the requirements of Section 6.8(c) hereof, to terminate his employment hereunder for good reason as defined in Section 6.8(a) but in such event, the Executive Officer, except as otherwise provided herein, shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, unless such termination is for good reason, as defined, pursuant to Section 6.8(a) hereof. If the Executive Officer provides a Notice of Termination for good reason, as defined, the date of Termination shall be the date on which a Notice of Termination is given.

    6.4 If the Executive Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of OFG or OFS pursuant to a regulatory action, OFG's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, OFG shall: (i) pay the Executive Officer all the compensation withheld while contract obligations were suspended, and, (ii) reinstate (in whole or in part) any of its obligations which were suspended.

    6.5 If the Executive Officer is removed from office and/or permanently prohibited from participating in the conduct of the OFG or OFS's affairs by a regulatory order, all obligations of OFG under this Agreement shall terminate, as of the effective date of the order, but rights of the Executive Officer to compensation earned as of the date of termination shall not be affected.

    6.6 If OFG is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for OFG for the purpose of liquidation, all obligations under this Agreement shall terminate as of the date of default, but the rights of the Executive Officer to compensation earned as of the date of termination shall not be affected.

    6.7 In the event that the Executive Officer is terminated in a manner which violates the provisions of Section 6.1, as determined by a court of competent jurisdiction, the Executive Officer shall be entitled to reimbursement for all reasonable costs, including attorneys' fees in challenging such termination. Such reimbursement shall be in addition to all rights to which the Executive Officer is otherwise entitled under this Agreement.

    6.8 (a) The Executive Officer may terminate his employment hereunder for good reason. For purposes of this Agreement, "good reason" shall mean (i) a failure by OFG to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by the Executive Officer to OFG, or (ii) any purported termination of the Executive Officer's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (c) hereof (and for purposes of this Agreement no such purported termination shall be effective).

        (b) For purposes of this Agreement, a "change in control of OFG" shall mean a change in control: (i) as defined in 12 U.S.C. § 1817(j) and 12 C.F.R. §303.4, or (ii) that would be required to be reported in response to Item 6(e) of Schedule 14A or Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than OFG or any "person" who on the date hereof is a director or officer of OFG, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of OFG representing 25% or more of the combined voting power of OFG's then outstanding securities.

        (c) Any termination of the Executive Officer's employment by OFG or by the Executive Officer shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which shall

(i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive Officer's employment under the provision so indicated; (iii) specify a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of OFG's termination of the Executive Officer's employment for just cause pursuant to Section 6.1 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given in the manner specified in Section 9.1 hereof.

        (d) In the event that: (i) there occurs a change in control of OFG, as defined herein, or (ii) the Executive Officer is terminated by OFG other than for just cause pursuant to Section 6.1 hereof in contemplation of a change of control of OFG, as defined herein, then in lieu of any further salary payments to the Executive Officer for periods subsequent to the date of change of control of OFG or termination of employment, as the case may be, OFG shall, subject to the receipt of written approval, to the extent necessary, from the FRB and any other applicable regulatory agency, pay to the Executive Officer an amount equal to (A) the aggregate annual compensation paid to or payable by OFG and any of its subsidiaries to the Executive Officer, which amount shall include the Executive Officer's base salary, bonus (equal to the highest cash bonus paid to the Executive Officer in any of the three fiscal years prior to the date of the change of control of OFG or termination of employment, as the case may be), car allowance and the value of any other benefits provided to the Executive Officer, during the year in which the change of control of OFG or the termination of the Executive Officer occurs, as the case may be, multiplied by (B) 3.00, such payment to be made in a lump sum on or before the fifth day following the date on which the change of control of OFG occurs or the termination of the Executive Officer occurs, as the case may be. In the event that any of the items that would be included in aggregate annual compensation has not yet been paid during the year in which the change of control of OFG or the termination of the Executive Officer occurs, then the amount of such item to be included for purposes of this calculation shall be the amount paid during the preceding year.

        (e) In the event that: (i) the Executive Officer shall terminate his employment for good reason as defined in Subpart (i) or (ii) of Section 6.8(a) hereof, or (ii) if the Executive Officer is terminated by OFG for other than just cause pursuant to Section 6.1 hereof and other than in connection with a change in control of OFG, as defined herein, then in lieu of any further salary payments to the Executive Officer for periods subsequent to the date of termination, OFG shall pay as severance to the Executive Officer an amount equal to the product of (A) the aggregate annual compensation paid to or payable by OFG and any of its subsidiaries to the Executive Officer, which amount shall include the Executive Officer's base salary, bonus (equal to the highest cash bonus paid to the Executive Officer in any of the three fiscal years prior to the termination of the employment of the Executive Officer), car allowance and the value of any other benefits provided to the Executive Officer, during the year in which the termination of the Executive Officer occurs, multiplied by (B) 2.00, such payment to be made in a lump sum on or before the fifth day following the date of termination.

        (f)  Unless the Executive Officer is terminated for just cause pursuant to Section 6.1 hereof, pursuant to Section 6.5 hereof, or pursuant to a termination of employment by the Executive Officer for other than good reason, OFG shall maintain in full force and effect, for the continued benefit of the Executive Officer for the term of years (including partial years) as determined in paragraph (d) of this Section 6.8, all employee benefit plans and programs in which the Executive Officer was entitled to participate immediately prior to the date of termination, provided that the Executive Officer's continued participation is possible under the general terms and provisions of such plans and programs.

        (g) The Executive Officer shall not be required to mitigate the amount of any payment provided for in paragraphs (d) and (e) of this Section 6.8 by seeking other employment or otherwise.

    6.9 Any payments made to the Executive Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with any regulatory or legal requirements. OFG shall in good faith seek to obtain any necessary consents or approvals from the FRB or any other applicable regulatory agency and any successors thereto with respect to any payments to be made or any benefits to be provided to the Executive Officer pursuant to the terms of this Agreement.

  7. INDEMNIFICATION

    7.1 OFG shall indemnify, to the fullest extent authorized by applicable federal and Commonwealth of Puerto Rico laws and regulations, the Executive Officer with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of OFG) that the Executive Officer is a party or is threatened to made a party by reason of the fact that he is or was an executive officer of OFG, or is or was serving at the written request of OFG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against costs and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of OFG, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that OFG shall not be liable for any amounts which may be due to the Executive Officer in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by the Executive Officer seeking indemnification hereunder without its prior written consent.

  8. SUCCESSORS OF THE PARTIES

    8.1 This Agreement shall inure to the benefit of and be binding upon the Executive Officer, and, to the extent applicable, his assigns, executors, and personal representatives and OFG, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of OFG's assets and business, or with or into which OFG may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer unless such merger or consolidation or subsequent merger or consolidation is a transaction of the type which would result in termination under Section 6.8.

    8.2 This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party.

  9. NOTICES

    9.1 All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:

    (a) When personally delivered to the office of the Secretary of the Board of Directors of OFG at his regular corporate office, or the Executive Officer in person; or

    (b) Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid to:

(i)	José Rafael Fernández 1893 Narciso Street Santa María San Juan, Puerto Rico 00927

(ii)	Oriental Financial Group, Inc. P.O. Box 1429 Hato Rey, Puerto Rico 00919

or such other address as either party may designate to the other by notice in writing in accordance with the terms hereof.

  10. AMENDMENTS OR ADDITIONS

    10.1 No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by an affirmative vote of the majority of the full Board of Directors of OFG shall be required in order for OFG to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the Executive Officer with or without just cause under Section 6.1 hereof.

  11. MISCELLANEOUS

    11.1 No course of conduct between OFG and Executive Officer to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen; and, every power and remedy granted by law and by this Agreement to any party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

    11.2 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    11.3 This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable Federal law, in which event this Agreement shall be governed and be interpreted by and under Federal Law. Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be laid in the United States District Court for the District of Puerto Rico, at San Juan, in the case of federal jurisdiction, and in the Superior Court of the Commonwealth of Puerto Rico in San Juan, in the case of state court jurisdiction.

    11.4 Notwithstanding anything to the contrary herein contained, the payment or obligation to pay any monies or granting of any rights or privileges to the Executive Officer as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive Officer now has under any plan or benefit presently outstanding.

    At San Juan, Puerto Rico this 16th day of February, 2001.

ORIENTAL FINANCIAL GROUP, INC.

By:
JOSE RAFAEL FERNANDEZ		JOSE ENRIQUE FERNANDEZ Chairman, President & CEO

QuickLinks

  EXHIBIT 10.1
EMPLOYMENT AGREEMENT BETWEEN ORIENTAL FINANCIAL GROUP, INC. AND MR. JOSE RAFAEL FERNANDEZ